AMENDMENT TO AGREEMENT OF PURCHASE
                                       AND
                                 SALE OF ASSETS

     THIS AMENDMENT TO AGREEMENT OF PURCHASE AND SALE OF ASSETS is entered into as of February 10, 1998, between ORGANIC FOOD PRODUCTS, INC., a California corporation ("OFP"), and SUNNY FARMS CORP., a California corporation ("Sunny Farms"), under the following circumstances:

     A. OFP and Sunny Farms entered into the Agreement of Purchase and Sale of Assets dated as of January 21, 1998 (the "Agreement"); and

     B. OFP and Sunny Farms desire to amend the Agreement as provided herein.

     NOW, THEREFORE, the parties agree as follows:

     1. Any capitalized term in this Amendment which is not defined herein but which is defined in the Agreement shall have the meaning set forth in the Agreement.

     2. The Closing shall occur in two stages as follows:

          (a) The Closing as to the sale, assignment, and delivery to OFP of the Assets, except the Inventory and the Equipment, shall occur on and as of the date hereof

          (b) The Closing as to the sale, assignment, and delivery to OFP of the Equipment and Inventory shall occur on February 17, 1998, subject to OFP's rights under Section 8 of the Agreement. As a condition precedent to OFP's obligations to close the acquisition of the Inventory and the Equipment, all of the representations and warranties of Sunny Farms contained in the Agreement and in Sunny Farms' Disclosure Schedule shall be true in all material respects on and as of such closing, with the same effect as though such representations and warranties had been made on and as of that date. The calculation of the Inventory Value shall be as of the date hereof, notwithstanding the closing of the acquisition of the Inventory hereafter. The effective date of the closing of the Inventory shall be as of the date hereof such that all sales of the Inventory shall accrue to OFP on and after the date hereof. Commencing on the date hereof, OFP shall manage the sale of the Inventory on behalf of Sunny Farms until the closing of the acquisition of the Inventory or until OFP terminates this management arrangement. As payment for OFP's services, it shall be entitled to retain all revenues from the sale of such Inventory. If the closing of the acquisition of the Inventory does not occur for any reason, OFP shall pay to Sunny Farms the value of the sold Inventory as determined under the Agreement.




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     3. At the closing of the  acquisition  of the Inventory and the  Equipment,
Sunny Farms shall execute and deliver to OFP a Bill of Sale and such other instruments as OFP may reasonably request to effectively transfer title of the Inventory and the Equipment to OFP free and clear of any liens or encumbrances.

     4. Except as amended hereby, the Agreement shall remain in full force and effect.


ORGANIC FOOD PRODUCTS, INC.                 SUNNY FARMS CORP.


By: /s/  Floyd R. Hill                      By: /s/  Jose A. Gatchalian
   ------------------------------              ---------------------------------
   Floyd R. Hill, CEO                          Jose A. Gatchalian, President